EXECUTION VERSION

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is made and entered into effective as of the 12th day of May, 2014 (the “Effective Date”), by and between Homeland Energy Solutions, LLC (“HES”) and Walter W. Wendland (“Wendland”).

W I T N E S S E T H:

WHEREAS, Wendland has experience in the ethanol industry and currently serves as HES’s President and Chief Executive Officer; and

WHEREAS, HES desires to retain Wendland on a part-time basis and Wendland desires to be retained by HES on a part-time basis; and

WHEREAS, Wendland, as a result of such retention will become familiar with all aspects of HES, including but not limited to, the activities, agents, employees, independent contractors, members, loan applicants, loan recipients, co-signors for loan recipients, vendors, technology, software, procedures, processes, inventions, marketing materials and strategies, trade secrets and other information of a sensitive and confidential nature (“Confidential Information”); and
WHEREAS, Wendland, as a result of such retention may create, produce or contribute to inventions and the development of intellectual property on behalf of HES; and
WHEREAS, HES desires to protect its Confidential Information and inventions and intellectual property from disclosure or improper use by Wendland.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Duties. HES hereby retains Wendland on a part-time basis and Wendland hereby agrees to be retained upon the terms and conditions set forth in this Agreement. Wendland shall report to HES’s Board of Directors (the “Board”). Wendland shall be responsible for performing the duties delegated to him by the Board, which duties may be periodically communicated to Wendland in a written document approved by the Board or the executive committee of the Board. The Board or executive committee of the Board may adjust these responsibilities from time to time in its discretion. HES and Wendland expect that Wendland will provide approximately twenty (20) hours per week of service to HES, which shall be review by HES on a monthly basis. Wendland shall provide a written account of the hours he is devoting to HES on a weekly basis. Wendland may be flexible in the hours he spends on behalf of HES such that if he provides in excess of twenty (20) hours in one week, he may provide less hours in subsequent weeks so he continues to provide the half-time performance anticipated by this Agreement.

2.    Term and Termination. Wendland’s retention by HES under this Agreement shall commence on the Effective Date of this Agreement and shall continue thereafter until December 31, 2014, unless this Agreement is earlier terminated as provided in this Agreement. This Agreement will be automatically extended on a month to month basis unless either party provides written notice not less than thirty (30) days prior to December 31, 2014. This Agreement shall terminate upon the death or permanent mental or physical disability of Wendland, if such disability materially impacts his ability to perform his duties hereunder. HES reserves the right to terminate this Agreement immediately upon Wendland’s default, as provided in section 9, for failing to provide the services or information as outlined in this Agreement, or without cause at any time upon thirty (30) days prior written notice. All of Wendland’s right to compensation hereunder shall terminate upon the date this Agreement terminates except that any compensation that has accrued prior to the termination date shall still be paid to Wendland.

3.    Compensation. For services rendered by Wendland to HES hereunder, Wendland shall be paid a gross sum of Ten Thousand Eight Hundred Fifty and 00/100 dollars ($10,850.00) per month, from which HES shall deduct certain standard employee withholdings as set forth in paragraph 10 below. Notwithstanding the foregoing withholdings, Wendland is ultimately responsible for all tax payments due as a result of the gross compensation set forth above. Wendland shall not be entitled to participate in HES’s employee benefits including health insurance, dental insurance, IRA, etc. In addition, Wendland’s prior granted executive compensation bonus of Thirty Thousand Five Hundred Sixty-Two and 86/100 dollars ($30,562.86) shall continue to vest according to the terms of HES’s Executive Bonus Compensation Plan effective January 1, 2011 (the “Bonus Plan”). Further, Wendland shall be entitled to continue to participate in HES’s Bonus Plan, on the same terms and conditions as if he were a “Shared Manager” as that term is defined in the Bonus Plan.

4.    Status Reports. Wendland shall provide the Board weekly written status reports. In addition, Wendland shall return his HES credit card and shall instead seek reimbursement for all business related expenses he incurs on behalf of HES. Wendland shall submit his requests for reimbursement for expenses incurred on behalf of HES no less than fifteen (15) days following the last day of the month in which the expenses were incurred.

5.    Covenant Not to Disclose. During Wendland’s retention by HES and after such relationship terminates, Wendland shall not, directly or indirectly divulge, communicate, use or disclose, or permit others to use or disclose, any nonpublic information concerning HES or HES’s business, including, but not limited to, its activities, agents, employees, independent contractors, members, loan applicants, loan recipients, co-signors for loan recipients, vendors, technology, software, procedures, processes, inventions, marketing materials and strategies, trade secrets and other information of a sensitive and confidential nature (“Confidential Information”); and upon request by HES, shall return to HES all materials, documents and any other Confidential Information as requested by HES.

6.    Ownership of Inventions. Wendland acknowledges and agrees that any and all inventions devised on behalf of HES or other intellectual property developed on behalf of HES, through any of its agents or contractors, belong to HES. Wendland agrees that all rights to inventions devised or developed on behalf of HES belong to and are the sole and exclusive property of HES. If for any reason any work created by Wendland would not be considered a work made for hire under applicable law, Wendland agrees to the following:

Wendland does hereby sell, assign, and transfer to HES, its successors and assigns, the entire right, title and interest in and to the copyright and any registrations and copyright applications relating thereto and any renewals and extensions thereof, and in and to all works based upon, derived from or incorporating any inventions or other intellectual property created by or contributed to HES by Wendland, and in and to all income, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, and in and to all causes of action, either in law or in equity for past, present, or future infringement based on the copyrights, and in and to all rights corresponding to the foregoing throughout the world.

Wendland agrees to execute all papers and to perform such other proper acts as HES may deem necessary to secure for HES or its designee the rights herein assigned. Wendland further agrees to provide such non-financial assistance as necessary for prosecuting patent applications anywhere in the world.

7.    Compliance with All Laws - Wendland’s Sole Responsibility. Wendland agrees that he has sole responsibility for complying with all federal, state and local statutes, ordinances, regulations, Executive Orders and standards, except that Wendland is permitted to rely on advice of HES agents and counsel without any further duty or obligation to independently investigate.

8.    Indemnification. HES agrees that for so long as Wendland continues to act as HES’s President and Chief Executive Officer, the indemnification obligations included in HES’s Amended and Restated Operating Agreement dated April 4, 2013, as amended (the “Operating Agreement”) continue to apply to Wendland. Further, HES has certain insurance coverage for directors and officers as well as employment practices insurance which provide coverage to Wendland, as limited by the policy language. In addition, Wendland agrees to indemnify and hold HES harmless from all claims or demands brought under any laws, rules, and regulations by any person or entity, arising out of Wendland’s actions or omissions in performing his duties pursuant to this Agreement which fall outside of HES’s obligation to indemnify Wendland pursuant to the Operating Agreement in its current form because Wendland failed to meet the applicable standard of conduct to trigger such indemnification.

9.    Default. Neither party shall be deemed to be in default unless, after written notice, the matter complained of remains uncured for a period of ten (10) consecutive calendar days. Written notices shall be addressed to the following:
To HES:

Homeland Energy Solutions, LLC
Attn: Chief Financial Officer
2779 Hwy 24
Lawler, Iowa 52154

With Copy To:

BrownWinick
Attn: Joe Leo
666 Grand Avenue, Suite 2000
Des Moines, Iowa 50309

To Wendland:

Walt Wendland
2260 Country Club Drive
Mason City, Iowa 50401

With Copy To:

Joe Yunek Law Firm
Attn: Joe Yunek
P.O. Box 270
Mason City, Iowa 50402-0270

10.    Relationship of the Parties. The relationship created by this Agreement is that of independent contractor only and nothing contained herein is intended or shall be construed as creating any partnership, agency, employer-employee or other relationship. While it is the intention of the parties that this relationship and Agreement represents an independent contractor arrangement, for the convenience of the parties, HES shall withhold state and Federal income taxes and FICA (Social Security and Medicare) from the amounts paid to Wendland pursuant to this Agreement. No amounts shall be withheld from Wendland’s compensation related to any of HES’s employee benefits to which Wendland is not entitled, including health insurance, dental insurance, IRA, etc. Nothing herein should be construed to limit Wendland’s abilities to provide services to parties besides HES as long as the services do not otherwise violate Wendland’s obligations under sections 5 and 6 of this Agreement.

11.    Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Iowa.

12.    Further Acts. The parties hereto agree to perform such other acts that may be required to carry out the terms of this Agreement.

13.    Binding Effect. This Agreement shall be binding upon the heirs, successors, legal representatives and assigns of the parties hereto, all of whom, regardless of the number of intervening transfers, shall be bound in the same manner as the parties hereto.

14.    Assignment; Benefit. This Agreement shall not be assigned by any party hereto except upon the written consent of the other party. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

15.    Amendment. This Agreement sets forth the entire understanding of the parties and may not be amended, altered or modified except by written agreement between the parties.

16.    Waiver. Any waiver of any of the terms and/or conditions of this Agreement by any party shall not be construed to be a general waiver of such terms and/or conditions by such party, and party shall be free to reinstate any such terms and/or conditions, with or without notice to the other parties.

17.    Captions. The captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

18.    Enforcement. The necessity of protection against disclosure in violation of section 5 by Wendland and the nature and scope of such protection has been carefully considered by the parties hereto. The parties agree and acknowledge that the nature and scope of the covenant not to disclose in this Agreement is fair, reasonable and necessary, that adequate compensation has been received by Wendland for such obligations, and that these obligations do not prevent Wendland from earning a livelihood. If, however, any court determines that any of the restrictions are not reasonable, the parties hereby give the court the right and power to interpret, alter, amend or modify any of the terms contained herein as will render such restrictions enforceable. If either party seeks to enforce any provision of this Agreement in light of a violation by the other party, the prevailing party shall be entitled to reimbursement for costs and reasonable attorney fees from the other party. An enforcement action may include seeking injunctive relief and/or monetary damages. Any decision by any party not to enforce any provision of this Agreement shall not be deemed a waiver.

19.    Integration. This Agreement contains the entire understanding of the parties with respect to the subject of this Agreement and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

20.    Review By Counsel. The parties hereto acknowledge and agree that this Agreement was drafted by the law firm of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as legal counsel to HES, and not as legal counsel to Wendland. Wendland further acknowledges and agree that he has been advised by such law firm that he may wish to seek the advice of independent legal counsel to represent and protect his individual interests prior to and in connection with the execution of this Agreement. Finally, the parties acknowledge and agree that they have carefully reviewed this Agreement and are executing the same with full knowledge of its legal significance and effect.

IN WITNESS WHEREOF, each party hereto has executed this Agreement effective as of the date first above written.

HOMELAND ENERGY SOLUTIONS, LLC:	WENDLAND:

By: /s/ Patrick Boyle	/s/ Walter Wendland
Patrick Boyle, Chairman